Exhibit 11

INTERNATIONAL PAPER COMPANY

STATEMENT OF COMPUTATION OF PER SHARE EARNINGS (1)

(Unaudited)

(In millions, except per share amounts)

	Three Months Ended March 31,
	2012	2011
Earnings (loss) from continuing operations	$183	$305
Discontinued operations	5	49

Net earnings (loss)	188	354
Effect of dilutive securities	0	0

Net earnings – assuming dilution	$188	$354

Average common shares outstanding	434.1	430.2
Effect of dilutive securities
Restricted stock performance share plan	4.5	3.6
Stock options	0	0

Average common shares outstanding – assuming dilution	438.6	433.8

Earnings (loss) per common share from continuing operations	$0.42	$0.71
Discontinued operations	0.01	0.11

Net earnings (loss) per common share	$0.43	$0.82

Earnings (loss) per common share from continuing operations – assuming dilution	$0.42	$0.70
Discontinued operations	0.01	0.11

Net earnings (loss) per common share – assuming dilution	$0.43	$0.81

Note: If an amount does not appear in the above table, the security was antidilutive for the periods presented.

(1)	Attributable to International Paper Company common shareholders.